As filed with the Securities and Exchange Commission on
                                January 28, 2014

                                                              File Nos. 33-74230
                                                                       811-08294

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Pre-Effective Amendment No.
                       Post-Effective Amendment No. 33                  X

                                     and/or

                  REGISTRATION STATEMENT UNDER THE INVESTMENT
                              COMPANY ACT OF 1940

                               Amendment No. 34                         X

                      ALLIANCEBERNSTEIN EXCHANGE RESERVES
               (Exact Name of Registrant as Specified in Charter)

             1345 Avenue of the Americas, New York, New York 10105
               (Address of Principal Executive Office) (Zip Code)

             (Registrant's Telephone Number, including Area Code):
                                 (800) 221-5672

                                EMILIE D. WRAPP
                             AllianceBernstein L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105
                    (Name and address of agent for service)

                          Copies of communications to:
                               Kathleen K. Clarke
                              Seward & Kissel LLP
                                901 K Street, NW
                                   Suite 800
                              Washington, DC 20001

It is proposed that this filing will become effective January 31, 2014 upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

                                Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Exhibit (i) of Item 28 of the Registration
   Statement.

3. Registration Statement signature page.

The sole purpose of this Post-Effective Amendment filing is to file as an exhibit the Opinion and Consent of Counsel, Seward & Kissel LLP regarding the legality of securities being registered as required by Item 28 of this Registration Statement on Form N-1A. This Post-Effective Amendment incorporates by reference the following parts of this Registrant's Post-Effective Amendment No. 32, filed January 28, 2014.

Part A
Part B
Part C (except for Exhibit (i) of Item 28 and the Signature Page)

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Amendment to its Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York and State of New York on the 28th day of January, 2014.

                                           ALLIANCEBERNSTEIN EXCHANGE RESERVES

                                                   By:  Robert M. Keith*
                                                        ----------------
                                                        Robert M. Keith
                                                        President


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                              Title                    Date
---------                              -----                    ----

1)   Principal
     Executive Officer:

     Robert M. Keith*                President and            January 28, 2014
     ----------------                Chief Executive
     Robert M. Keith                 Officer


2)   Principal Financial
     and Accounting
     Officer:

     /s/ Joseph Mantineo             Treasurer and            January 28, 2014
     -------------------             Chief Financial
         Joseph Mantineo             Officer


3.   All of the Trustees:

     John H. Dobkin*
     Michael J. Downey*
     William H. Foulk, Jr.*
     James D. Guzy*
     Nancy P. Jacklin*
     Robert M. Keith*
     Garry L. Moody*
     Marshall C. Turner, Jr.*
     Earl D. Weiner*


*By:   /s/ Emilie D. Wrapp                                    January 28, 2014
       -------------------
           Emilie D. Wrapp
           (Attorney-in-fact)

                               Index to Exhibits
                              ------------------

Exhibit No.           Description of Exhibits
-----------          ------------------------

(i)                   Opinion and Consent of Seward & Kissel LLP